Filed Pursuant to Rule 424(b)(3)
File No. 333-268702
Maximum Offering of 50,748,029 Shares
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Supplement No. 7 dated May 25, 2023
to the
Prospectus dated February 17, 2023
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This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of Priority Income Fund, Inc. (the “Company”) dated February 17, 2023 as amended or supplemented (the “Common Stock Prospectus”). Capitalized terms used but not defined herein shall have the same meaning given them in the Common Stock Prospectus.
You should carefully consider the “Risk Factors” beginning on page 39 of the Common Stock Prospectus before you decide to invest.
Monthly Net Asset Value Determination
In connection with our monthly net asset value determination, as provided in our valuation policies and procedures, we are announcing that the estimated net asset value of our investment portfolio as of May 25, 2023 is $11.72 per share of our common stock.
Change in Public Offering Price
In connection with our monthly net asset value determination, we are announcing a change in the public offering prices of our common stock as follows: $12.63 per share designated as “Class R,” $11.87 per share designated as “Class RIA,” and $11.78 per share designated as “Class I” from $12.55 per share designated as “Class R,” $11.79 per share designated as “Class RIA,” and $11.70 per share designated as “Class I.” Although we use “Class” designations to indicate our differing sales load structures, the Company does not operate as a multi-class fund. The change in the public offering price is effective as of our May 26, 2023 weekly closing and first applied to subscriptions received from May 19, 2023 through May 25, 2023.

Change in Distribution Reinvestment Price
Reinvested distributions will purchase shares at a price equal to 95% of the price that shares are sold in the offering at the closing immediately following the distribution payment date. In connection with the change in the public offering prices of our common stock, we are announcing a change in the expected distribution reinvestment price to $11.19 from $11.15 as of the May 1, 2023 distribution.